Exhibit 10.87

CONSULTING AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 10, 2011, by and between Philip H. Trenary (“Trenary”) and Pinnacle Airlines Corp. (“Company”).

RECITALS

A.  Trenary has been employed by Company as Company’s President and Chief Executive Officer pursuant to a Second Amended and Restated Management Compensation Agreement, dated as of December 12, 2008, as amended by the Amendment dated July 20, 2010 (the “Employment Agreement”).

B.  Trenary has offered his resignation as President, Chief Executive Officer, and Director of Company, effective March 24, 2011 (the “Resignation Date”), to Company’s Board of Directors (the “Board”), and it has been accepted by the Board.

C. Trenary has agreed to continue in his current positions until the Resignation Date in order to allow Company to commence a search for Trenary’s successor;

D. Company wishes to engage Trenary, and Trenary wishes to be engaged, for a period of two years following the Resignation Date, to provide certain advisory and consulting services to Company, to assist Company in transitioning to new leadership, and to make available Trenary’s knowledge regarding the business, strategy, and operations of Company (all of the foregoing, “Services”).

E. Through this Agreement, Company will provide Trenary with consideration, for which Trenary agrees to undertake the obligations set forth in this Agreement, including the Release attached hereto as Exhibit A (the “Release”).

NOW, THEREFORE, Trenary and Company, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1. Resignation.  Trenary has resigned from Company, such resignation to be effective on the Resignation Date.  As of the Resignation Date, Trenary 's employment relationship, including any and all officer and director positions, will be permanently and irrevocably severed and that Company has no obligation, contractual or otherwise, to hire, re-hire, re-employ or otherwise engage him in the future, except as set forth in Section 3 hereof.

2. Release.  Trenary will execute the Release on the Resignation Date.  Trenary also acknowledges that Company’s obligations under this Agreement, including the consideration in Section 3, are contingent upon his timely execution and non-revocation of the Release.

3. Consulting Services.

a. Trenary shall perform Services for Company as Company may reasonably request from time to time through second anniversary of the Resignation Date (the “Term”).  Trenary will, during regular business hours, make himself available to provide information and advice regarding the business, strategy and operations of Company.  Trenary shall perform Services in person on such dates, at such times, and in such locations as the parties hereto may mutually agree; provided, however, that Trenary shall not be required to occupy an office or keep hours at Company’s place of business on a regular basis.  Trenary shall devote such time as is reasonably necessary to perform Services in a timely manner.  Subject to the non-competition restriction set forth in Section 7, Trenary’s consulting obligations shall not prohibit him from seeking or accepting full time employment elsewhere. Provided, however, that Trenary shall not be required to mitigate the amount of any payment due hereunder by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Trenary obtaining new employment.

b. Services will be performed by Trenary under the general supervision of Company and may not be subcontracted or otherwise performed by third parties on behalf of Trenary.

c. It is expressly understood and agreed that, as of the Resignation Date, (a) the duties of Trenary under this Agreement are not those that ordinarily would attend a contract of employment; (b) Trenary is engaged by Company as an independent contractor and not as an employee of Company; (c) Trenary shall provide all of Services required under this Agreement in the capacity of an independent contractor; and (d) Company shall have no control over, or supervisory power as to, the manner or method of performance by Trenary of Services provided for herein.  Company shall not withhold any amount from the compensation paid to Trenary under this Agreement as either a federal or state income tax withholding or an employee contribution to any federal or state insurance program.  Trenary shall be solely responsible for the determination and payment of any federal and state income taxes and governmental insurance program contributions attributable to the compensation received pursuant to this Agreement.  Company shall, however, withhold from compensation paid to Trenary under Section 4(b) amounts equal to the employee contribution in effect at the time of payment that is associated with the benefits provided under Section 4(c).

d. The parties anticipate that Trenary's services under this Agreement will be below the 20% threshold in Treasury Regulation §1.409A-1(h)(ii) and that Trenary's resignation pursuant to Section 1 will constitute a "separation from service" as defined in that regulation.     Trenary may decline to provide services hereunder to the extent that he reasonably believes that he would otherwise exceed such 20% threshold.

4. Compensation.  In consideration of Services performed by Trenary under this Agreement:

a. except as otherwise indicated, within thirty (30) days of the Resignation Date, Company shall pay Trenary (i) his accrued and unpaid base salary through the Resignation Date (he has already been paid any bonus or additional compensation under any annual bonus plan [his “Incentive Bonus”] for 2010), (ii) a pro rata share (based on days employed during 2011) of any unpaid Incentive Bonus Trenary would otherwise have received with respect to 2011, based upon the Incentive Bonus paid to Trenary with respect to 2010 (the most recent year in which a target Incentive Bonus was in effect), and (iii) any vested or accrued and unpaid payments, rights or benefits Trenary may be otherwise entitled to receive pursuant to the terms of any written retirement, pension, vacation or other employee benefit or compensation plan maintained by Company at the time or times provided therein;

b. Company shall pay Trenary, in substantially equal installments at Trenary’s regular pay intervals in effect prior to the Resignation Date, over a period of twenty-four (24) months (x) an aggregate amount equal to two (2.0) times the sum of (i) Trenary’s annual base salary in effect immediately prior to the Resignation Date and (ii) the Incentive Bonus paid to Trenary with respect to 2010, and (y) a monthly amount equal to $2,300.00; provided, however, that such amounts payable shall accrue, but payments shall not commence, until six (6) months after March 24, 2011 (or, if earlier, the death of Trenary), and all payments that would otherwise have been made during that period shall be made shall be paid on the first business day following the expiration of that period.

c. until the earlier of the second anniversary of the Resignation Date or the date Trenary is employed by a new employer, Trenary and his eligible dependents shall be entitled to coverage under Company’s group medical and dental insurance plans, with payments at COBRA rates to be paid by Trenary or deducted from compensation otherwise payable by Company to Trenary, as if Trenary were still employed by Company during such period, with benefits or premium payments, as applicable, to be paid with the same frequency and at the same time as applies for active employees of Company, and for which Company will withhold from payment under Section 4(b) the employee contribution in effect at the time of payment that is associated with such benefits; provided, however, that no amounts shall be withheld from payments under Section 4(b) for participation in any Company retirement plan;

d. on the Resignation Date, Trenary’s rights under any compensation or benefits programs and stock options shall become vested, any restrictions on stock, stock options or contractual rights granted to Trenary shall be removed, and any stock options held by Trenary shall be exercisable until the second anniversary of the Resignation Date (but in no case after the ten (10) year anniversary of the date of grant of any such options); and

e. Trenary shall be permitted to participate in the annual executive physical examination program provided to executives of the Company, and Company will support the continuation of flight privileges on the same basis provided to executives and Directors of Company, until the second anniversary of the Resignation Date (but will not provide such privileges if Company's customer denies same to Trenary).

f. Trenary’s obligations under Sections 6, 7, 8, and 9 hereof are specifically conditioned on Company paying any amounts to which Trenary may be entitled under this Section 4 in the manner required.

5. Terms of Resignation.

a. Except as otherwise provided herein, Trenary's resignation shall not entitle him to any benefits under the Employment Agreement.  The Employment Agreement shall terminate effective as of the Resignation Date.  Notwithstanding anything contained herein to the contrary, Trenary shall remain entitled to indemnification for any actions taken prior to the Resignation Date to the extent he would have been entitled to such indemnification pursuant to the Employment Agreement, any other indemnification or similar agreement or policy in effect during his employment with or service as a Director of Company (each agreement or policy as in effect prior to the Resignation Date), and by applicable law.  To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ insurance, Trenary shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer. The provisions of this Section 5 shall survive the termination of this Agreement for any reason. All agreements and obligations of the Company set forth in this section shall continue for so long as Trenary shall be subject to any possible action, suit, proceeding or other assertion of a claim or claims.

b. This Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Company, and that this Agreement is made voluntarily to provide an amicable conclusion of Trenary’s employment relationship with Company.

6. Confidentiality.  Trenary shall not disclose any Confidential Information either directly or indirectly, to anyone (other than appropriate Company employees and advisors), or use such information for his own account, or for the account of any other person or entity, without the prior written consent of Company or except as required by law. This confidentiality covenant has no temporal or geographical restriction. For purposes of this Agreement, “Confidential Information” shall mean all non-public information respecting Company’s business, including, but not limited to, its services, pricing, scheduling, products, research and development, processes, customer lists, marketing plans and strategies, and financing plans, but excluding information that is, or becomes, available to the public (unless such availability occurs through an unauthorized act on the part of Trenary). Upon termination of this Agreement, Trenary shall promptly supply to Company all property and any other tangible product or document that contains Confidential Information that has been produced by, received by or otherwise submitted to Trenary during or prior to the Term of this Agreement, and shall not retain any copies thereof.  Nothing in this section is intended to prevent Trenary from discussing his executive experience, accomplishments, or activities with prospective employers.

7. Non-Competition.  Trenary acknowledges that his services are of special, unique and extraordinary value to Company, and that Company has a protectable interest in the knowledge accumulated by Trenary during his service to Company. Accordingly, Trenary shall not at any time prior to the first anniversary of the Resignation Date (the "Restriction Period"), directly or indirectly, become an owner (except for ownership of up to 5% of the equity of a publicly owned entity), employee, consultant, officer, partner or director of any air carrier which competes with Company (or any of its affiliates).  Trenary agrees that his obligations under this Agreement, including his obligations under this Section 7, are reasonable in subject matter, scope, geography and time, and are reasonable and necessary for Company to protect its legitimate business interests.  Trenary further agrees that these obligations shall not prevent him from pursuing or obtaining other employment or earning a living utilizing his skills, education, experience and knowledge.  Notwithstanding the foregoing, Company will not unreasonably withhold its consent (requested by Trenary sufficiently in advance of consummation) to Trenary's affiliation with another carrier which Company, in its discretion, determines not to constitute a competitive threat to Company.

8. Non-Solicitation.  Trenary shall not, during the Restriction Period, whether on Trenary’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, (i) solicit or encourage any employee of Company or its affiliates to leave the employment of Company or its affiliates or (ii), without permission of Company, knowingly hire a former employee of Company or its affiliates.

9. Non-Disparagement.  Until all payments would have been made pursuant to Section 4(b), Trenary agrees not to make any untruthful or disparaging statements, written or oral, about Company, its affiliates, their predecessors or successors or any of their past and present officers, directors, stockholders, partners, members, agents and employees or Company’s business practices, operations or personnel policies and practices to any of Company’s customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees, or the press or other media in any country. The Company similarly agrees that none of its officers or directors will make untruthful or disparaging statements about Trenary. For purposes of this Agreement, “disparaging statements” shall mean statements that insult, ridicule, malign, or defame a party.

10. Representations and Warranties.

(a) Trenary represents and warrants that (i) he has all necessary legal capacity to execute and deliver this Agreement and to perform his obligations hereunder; (ii) this Agreement has been executed and delivered by Trenary, constitutes a legal, valid and binding obligation of Trenary, and is enforceable against Trenary in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium and similar legal requirements affecting the enforceability of creditors’ rights in general or by general principles of equity; (iii) Trenary has had an opportunity to consult with counsel of his choosing with respect to this Agreement and all of the terms and provisions hereof; and (iv) Trenary is entering into this Agreement voluntarily and with complete knowledge as to the terms and provisions set forth herein.

(b) The Company represents and warrants that this Agreement constitutes a legal, valid, and binding obligation of the Company, and is enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium and similar legal requirements affecting the enforceability of creditors’ rights in general or by general principles of equity.

11. General Provisions.

a. Entire Agreement.  This Agreement supersedes all prior negotiations, understandings, agreements, representations, warranties, and courses of conduct and dealing, whether written or oral, between the parties with respect to its subject matter.  This Agreement constitutes a complete and exclusive statement of the terms and conditions of the agreement between the parties with respect to its subject matter.

b. Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (1) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (2) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (3) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company:               Pinnacle Airlines Corp.
1689 Nonconnah Boulevard
Suite 111
Memphis, Tennessee 38132
Attention:  Chairman of the Board and
                   General Counsel

Trenary:                  Philip H. Trenary
5825 Garden Oak Cove
Memphis, Tennessee 38120

c. Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

d. Amendment.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all of the parties.

e. Assignment; Successors.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Trenary hereunder shall not be assignable in whole or in part by Trenary. In the event of Trenary’s death, all obligations of  Company to Trenary hereunder shall inure to the benefit of and be enforceable by, Trenary’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

f. Severability.  If a court of competent jurisdiction holds that any provision of this Agreement or portion thereof is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable.  If such court does not modify any such provision or portion thereof as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision or portion thereof shall be severed from this Agreement, this Agreement and the rights and obligations of the parties shall be construed as if this Agreement did not contain such severed provision or portion thereof, and this Agreement otherwise shall remain in full force and effect.

g. Construction. The headings of sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.

h. Governing Law.  This Agreement and any proceeding arising from this Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Tennessee in effect from time to time without regard to conflicts-of-laws principles that would require the application of any other law.

i. Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

j. Legal and Compliance.  (i) During the term of this Agreement and thereafter, for so long as Trenary remains subject to restrictions on the transferability of Company securities held by him, Company shall continue to advise and assist Trenary with such reports and filings as may be required by the federal securities laws and to provide Trenary with such notices concerning restrictions on sale and transferability as it provides to its officers, directors, and other holders of restricted stock. (ii)  Company shall reimburse Trenary for the fees and expenses of legal and tax advice incurred by him in connection with this Agreement through the date of execution, up to but not exceeding $7,500 (seven thousand five-hundred dollars).

                                k. Arbitration.   All disputes and controversies arising under or in connection with this Agreement (except claims for vested benefits brought under ERISA) shall be settled by mandatory arbitration conducted before one arbitrator having knowledge of employment law in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The arbitration shall be held in the Memphis, Tennessee metropolitan area at a location selected by Company. The determination of the arbitrator shall be made within thirty (30) days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. The parties hereby waive their right to a trial of any and all claims arising out of this Agreement or breach of this Agreement. Each party agrees to pay his or its own costs and expenses incurred in connection with any arbitration including, without limitation, attorney’s fees and one-half of the arbitrator’s fees, unless the arbitrator determines that such expenses must be otherwise allocated under applicable law to maintain the validity of this Section 11k.

IN WITNESS WHEREOF, this Agreement is executed and delivered by the parties on the date first set forth above.

PINNACLE AIRLINES CORP.

By:  /s/ Donald Breeding
Date: March 24, 2011                                                 Donald Breeding, Chairman of the Board

                                                                                                                   /s/ Philip H. Trenary
                                Date: March 24, 2011                                             Philip H. Trenary

EXHIBIT A

GENERAL RELEASE

This Release is made and entered into by Philip H. Trenary (the “Trenary") and Pinnacle Airlines, Corp. (the “Company”).

In consideration of the payments and benefit continuation provided for in Section 4 of the Agreement between Trenary and Company dated March 10, 2011 (the “Agreement”), Trenary, on behalf of himself and for any person or entity who may claim by or through him, irrevocably and unconditionally releases, waives, and forever discharges Company, its past, present, and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents, and present and past employees from any and all claims or causes of action that Trenary had, has, or may have relating to Trenary's employment with Company and/or termination therefrom up to and including the date of this Release, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, the Tennessee Human Rights Act, the Age Discrimination in Employment Act (“ADEA”), and claims under any other federal, state, or local statute, regulation, or ordinance, including wrongful or retaliatory discharge.

This Release shall not be construed as an admission by Company of any liability, wrongdoing, or violation of any law, statute, regulation, agreement or policy, and Company denies any such liability or wrongdoing.

Trenary acknowledges and agrees that this Release includes a release and waiver as to claims under the ADEA.  Trenary acknowledges and confirms that he understands and agrees to the terms and conditions of this Release; that these terms are written in layperson terms, and that he has been fully advised of his rights to seek the advice and assistance of consultants, including an attorney, to review this Release.  Trenary is hereby advised to consult with an attorney prior to executing this Release.  Trenary further acknowledges that he does not waive any rights or claims under the ADEA that arise after the date this Release is signed by him, and specifically, Trenary understands that he is receiving money and benefits beyond anything of value to which he is already entitled from Company.  Trenary acknowledges that he has had up to 21 days to consider whether to accept and sign this Release, and has had adequate time and opportunity to review the Release and consult with any legal counsel or other advisors of his choosing.  Trenary understands that if he signs this Release before the expiration of the 21-day period, his signature will evidence his voluntary election to forego waiting the full 21 days to sign this Release.  If Trenary chooses not to accept, or the 21-day period expires without his acceptance, then the offer in this Release is null and void.  Trenary further acknowledges that in compliance with the Older Workers’ Benefit Protection Act of 1990, he has been fully advised by Company of his right to revoke and nullify this Release, and that this revocation must be exercised, if at all, within seven days of the date he signs this Release.  Trenary may revoke his acceptance at any time within the seven days following his signing of this Release by notifying Company of his decision to revoke the acceptance by writing directed and delivered to Pinnacle Airlines, Inc., 1689 Nonconnah Boulevard, Suite 111, Memphis, TN 38132, Attention:  Chairman of the Board.

Acceptance of this offer is strictly voluntary.  This Release shall become effective and enforceable only after the seven-day revocation period has expired.  Should Trenary decline to accept the benefits of this Release, or if is revoked by him, Trenary will not receive the proposed additional compensation and benefits.

By his signature below, Trenary accepts the terms of this Release.

PINNACLE AIRLINES, INC.	TRENARY:
By: /s/ Donald Breeding	/s/ Philip H. Trenary
Name: Donald Breeding	Name: Philip H. Trenary
Title: Chairman of the Board	Address: 5825 Garden Oak Cove Memphis, Tennessee 38120
Date: March 24, 2011	Date: March 24, 2011